Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-174039, 333-240127, and 333-281754) on Form S-8 of our reports dated May 21, 2026, with respect to the consolidated financial statements of Thermon Group Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Austin, Texas
May 21, 2026